EXHIBIT 99.1
[GRAPHIC OMITTED]
LEHMAN BROTHERS

PRESS RELEASE
For Immediate Release                   Media Contact:    William J. Ahearn
                                                           (212) 526-4379
                                        Investor Contact: Shaun Butler
                                                           (212) 526-8381


                             LEHMAN BROTHERS REPORTS
                            EARNINGS OF $430 MILLION
                            IN SECOND QUARTER, UP 14%


Firm Posts Third Best Net Income and Revenue Quarter Ever, Despite Difficult Markets


NEW YORK, June 19, 2001 -- Lehman Brothers Holdings Inc. (NYSE: LEH) today reported net income of $430 million for the second quarter ended May 31, 2001, an increase of 14 percent from the $378 million of net income the Firm reported in the second quarter of fiscal 2000. The quarter was the third best the Firm has ever posted, in terms of net income.

Net income in the fiscal 2001 second quarter rose 11 percent from the fiscal 2001 first quarter's $387 million. For the first six months, net income was $817 million, compared with $919 million for the first half of fiscal 2000.

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                                                     Second Quarter 2001/page 2

Net income per common share (diluted) was $1.38 in the fiscal 2001 second quarter. Excluding the impact of the special participating preferred dividend that reduced net income applicable to common stock by $50 million in the second fiscal quarter of 2001, net income per share (diluted) was $1.57. This compares with net income per share (diluted) of $1.39 for the year-ago quarter.

"Despite continued difficult markets, resulting in an industry-wide slowdown in some investment banking activities, the second quarter proved to be among our best ever in terms of net income and revenues," said Richard S. Fuld, Jr., Chairman and Chief Executive Officer. "The Firm's strong performance in a less-than-favorable market environment is a clear reflection that we have been successful in building a broad-based franchise that can deliver shareholder value across various market cycles."

Net revenues (total revenues less interest expense) for the second quarter were $2.022 billion, an increase of 15 percent from $1.755 billion in the second quarter of fiscal 2000. Mr. Fuld noted that the quarter was also the third best the Firm had ever posted in terms of net revenues, and reflected significant strength in Lehman Brothers' capital markets activities, as well as record revenues in investment banking debt origination.

Non-interest expenses for the second quarter were $1,397 million, while nonpersonnel expenses for the same period were $365 million. Nonpersonnel expenses as a percentage of net revenues were 18.1 percent in the quarter, reflecting the Firm's ongoing successful focus on expense management and productivity. Compensation and benefits as a percentage of net revenues was 51 percent, unchanged from the fiscal 2001 first quarter.

For the fiscal 2001 second quarter, the Firm's pre-tax margin was 30.9 percent,
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                                                     Second Quarter 2001/page 3

compared with 30.4 percent in the fiscal 2001 first quarter and 31.8 percent a year ago. Return on common equity was 23.4 percent for the quarter ended May 31, 2001, compared with 21.2 percent in the fiscal 2001 first quarter and 24 percent a year ago. The second quarter of fiscal 2001 marked the ninth consecutive quarter that Lehman Brothers had posted a return on equity above 20 percent, and net margins above 30 percent. Mr. Fuld noted that the Firm's record of performance, in both favorable and difficult markets, clearly positions Lehman Brothers as among the industry's leaders in profitability. Return on common equity for all periods is calculated using net income before adjusting for special preferred dividends.

As of May 31, 2001, Lehman Brothers stockholders' equity and trust preferred securities was $8.7 billion, and total capital (stockholders' equity, trust preferred securities, and long-term debt) was approximately $46 billion. Book value per common share was $29.93.

Earnings per share calculations include the impact of a special preferred dividend of $50 million in the second quarter of fiscal 2001 and the first quarter of fiscal 2000. The holders are entitled to receive an annual non-cumulative preferred dividend equal to 50 percent of the amount by which the Firm's net income for the full fiscal year exceeds $400 million, up to a maximum of $50 million per year, through mid-year 2002.

Lehman Brothers (ticker symbol: LEH), an innovator in global finance, serves the financial needs of corporations, governments and municipalities, institutional clients, and high-net-worth individuals worldwide. Founded in 1850, Lehman Brothers maintains leadership positions in equity and fixed income sales, trading and research,
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                                                     Second Quarter 2001/page 4

investment banking, private equity, and private client services. The Firm is headquartered in New York, London, and Tokyo and operates in a network of offices around the world. For further information about Lehman Brothers' services, products, and recruitment opportunities, visit our Web site at www.lehman.com.






                                 Conference Call

A conference call to discuss the Firm's financial results and outlook will be held at 9:30 a.m. EST on Tuesday, June 19. Members of the public who would like to access the conference call should dial 712-257-2870 (passcode: 54321). The conference call will also be accessible through the "Shareholders" section of the Firm's web site, www.lehman.com. For those unable to listen to the live broadcast, a replay will be available on the Firm's web site or by dialing 402-998-0238, beginning approximately one hour after the event, and remaining available until 5:00 p.m. on June 29, 2001.





              Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements. These statements are not historical facts but instead represent only the Firm's expectations, estimates and projections regarding future events. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. The Firm's actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any such forward-looking statements. For more information concerning the risks and other factors that could affect the Firm's future results and financial condition, see "Management's Discussion and Analysis of Financial Condition and Results of Operation" in the Firm's most recent Annual Report to Shareholders and most recent Quarterly Report on Form 10-Q.


Financial Information Attached